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                                                                    EXHIBIT 4.19

                                                         FINAL EXECUTION VERSION

                            SHARE PURCHASE AGREEMENT

                In respect of the shares of PetroKazakhstan Inc.

                                 by and between

                             819 Luxembourg S.a r.l.
                                   (as Seller)

                                       and

                             Pervinage Holding B.V.
                                   (as Buyer)

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                           Dated as of August 23, 2006

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                            SHARE PURCHASE AGREEMENT

      THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated as of August 23, 2006 (the "Execution Date"), is made by and between (1) 819 LUXEMBOURG S.A R.L., a corporation organized and existing under the laws of Luxembourg with company registration number B105 323 and having its registered office at 12, rue Leon Thyes, L-2636, Luxembourg (the "Seller"), and (2) PERVINAGE HOLDING B.V. a company incorporated and registered in the Netherlands (with company number BV 1388899 and having its registered office at Rokin 55, 1012KK Amsterdam (the "Buyer") (the Seller and the Buyer taken together being the "Parties", and each individually, a "Party").

      W I T N E S S E T H:

      WHEREAS, CNPC International Ltd, a corporation organized and existing under the laws of the Cayman Islands ("CNPCI"), entered into an arrangement agreement dated August 21, 2005, with PetroKazakhstan Inc. ("PKZ"), a corporation organized and existing under the laws of the Province of Alberta, Canada (the "Arrangement Agreement");

      WHEREAS, the transactions contemplated under the Arrangement Agreement were completed on October 26, 2005 (the "Completion of the Arrangement");

      WHEREAS, under the terms of a memorandum of understanding executed by CNPCI and JSC National Company KazMunaiGas, a company organized and existing under the laws of the Republic of Kazakhstan ("KMG") dated October 15, 2005 (the "MOU"), CNPCI agreed to sell or cause its Controlled Affiliates to sell to KMG or its nominee and KMG agreed to purchase that number of shares equal to 33% (on a fully diluted basis) of the issued and outstanding common shares of PKZ;

      WHEREAS, under the terms of a consent letter executed by the Seller and KMG on May 12, 2006 (the "Consent Letter"), CNPCI and KMG agreed that 818 Acquisition Inc. (a corporation organized and existing under the laws of the Province of Alberta, Canada, with company registration number 2011871056) ("818") and PKZ would amalgamate under the laws of the Province of Alberta (the "Amalgamation"), and that the company formed as a result of the Amalgamation (the "Company") would become the owner of all of the assets and liabilities of PKZ and 818, except for the shares of PKZ;

      WHEREAS, the Amalgamation was completed on June 29, 2006;

      WHEREAS, the Company is a corporation with authorized capital consisting of an unlimited number of common shares of which 74,228,000 common shares are issued and outstanding and no preferred shares are issued and outstanding;

      WHEREAS, upon the completion of the Amalgamation, the Seller was the registered and beneficial owner of all of the issued and outstanding common shares of the Company;

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      WHEREAS, CNPCI owns 100% (one hundred per cent) of the issued and outstanding share capital of the Seller;

      WHEREAS, subsequent to the MOU, CNPCI and KMG agreed that the Seller would sell to KazMunaiGaz PKI Finance BV, a company organized and existing under the laws of the Netherlands ("KMGS") 33% of the issued and outstanding common shares of the Company, being equal to 24,495,240 common shares of the Company (the "KMG Shares");

      WHEREAS, for this purpose CNPCI, the Seller, KMG and KMGS entered into an interest purchase agreement dated July 5, 2006, pursuant to which the Seller agreed to sell and KMGS agreed to purchase the KMG Shares (the "Interest Purchase Agreement");

      WHEREAS, on July 5, 2006, pursuant to the Interest Purchase Agreement, KMGS purchased the KMG Shares;

      WHEREAS, upon completion of the sale of the KMG Shares to KMGS pursuant to the Interest Purchase Agreement, the Seller is the registered and beneficial owner of 67% of the issued and outstanding common shares of the Company, being equal to 49,732,760 common shares of the Company (the "Sale Shares");

      WHEREAS, CNPCI and KMG entered into a memorandum on July 5, 2006 (the "PKOP Memo") with respect to a proposed reorganization (the "PKOP Reorganization") of PetroKazakhstan Oil Products (a limited liability partnership established and existing under the laws of the Republic of Kazakhstan with its principle address at 5th kilometer, Lengerskoye Shosse, Shymkent, SKO, 161011, the Republic of Kazakhstan) ("PKOP") and the proposed PKOP Reorganization has not yet been carried out as of the date of this Agreement; and

      WHEREAS, the Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares under the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration contained in this Share Purchase Agreement, the Parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

      "Action" means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Competent Authority.

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      "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that for the avoidance of doubt, JV KazGerMunai LLP and Turgai Petroleum shall be deemed Affiliates of the Seller for the purposes of this Agreement, except as otherwise expressly provided herein.

      "Amalgamation" has the meaning set forth in the Preamble to this Agreement.

      "Articles" means the Articles of Association of the Company.

      "Assignment and Assumption Agreement" means the assignment and assumption agreement entered into on or before Closing among CNPCI, the Buyer, KMG, KMGS, the Seller, the Company and Pervinage S.a r.l., substantially in the form of
Schedule 1 to this Agreement.

      "Authorization" means any consent, permission, waiver, allowance, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, variance, exemption, franchise or other approval issued, granted, given, required or otherwise made available by any Competent Authority material to the business of a Person.

      "Business Day" means a day upon which banks are open for business in each of Beijing, the PRC, Canada, Luxembourg and the Netherlands.

      "Buyer" has the meaning set forth in the Preamble to this Agreement.

      "Closing" has the meaning set forth in Section 3.1(a).

      "Closing Date" means the date of Closing to be agreed by the Parties, which date shall not be more than 14 Business Days from the date on which the last of the conditions referred to in Article VIII and Article IX of this Agreement is satisfied or waived.

      "Competent Authority" means any provincial, local, national or supranational public or statutory agency, authority, department, inspectorate, legislature, minister, official, court, tribunal or other governmental Person or body (whether autonomous or not) or (as applicable) stock exchange or listing authority.

      "Completion of the Arrangement" has the meaning set forth in the Preamble to this Agreement.

      "Control" (including, with correlative meanings, the terms "Controlling", "Controlled by" and "under common Control with"), as used with respect to any Person, shall be construed as follows: a Person shall Control another Person if:

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      (a)   the first mentioned Person beneficially owns, directly or
            indirectly, fifty percent (50%) or more of the issued share capital of, or other equity or ownership interest in, the last mentioned Person; or

      (b) the first mentioned Person holds, directly or indirectly, the power to direct or cause the direction of the management or policies of the last mentioned Person, through its ownership of voting securities or other equity or ownership interest, whether by contract or otherwise, subject to applicable Laws and securities regulations.

      "Controlled Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlled by such Person. (For avoidance of doubt, Turgai Petroleum and JV KazGerMunai LLP shall not be deemed Controlled Affiliates of the Company or any other Person that is a Controlled Affiliate of the Company.)

      "Disclosed Documents" means the documents listed in the Schedule 2 to this Agreement.

      "EC Treaty" means the Treaty Establishing the European Community signed by France, West Germany, Italy, Belgium, the Netherlands and Luxembourg on March 25, 1957, as amended and consolidated thereafter.

      "Encumbrance" means any mortgage, charge, pledge, hypothecation, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or other security, preferential right or agreement to confer security, or an equity or restriction.

      "Execution Date" has the meaning set forth in the Preamble to this Agreement.

      "JV KazGerMunai LLP" means Limited Liability Partnership Joint Venture "Kazgermunai", a limited liability partnership established and existing under the laws of Kazakhstan with its registered office at Kyzlorda, 120018, Tasboget, Amangeldy str. 100, Republic of Kazakhstan.

      "Laws" means all laws, statutes, constitutions, treaties, rules, regulations, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, normative acts, instructions, injunctions and determinations of any Competent Authority.

      "Lien" means any charge or claim, community property interest, condition, equitable interest, lien (statutory or otherwise), Encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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      "Longstop Date" means December 31, 2006, or any other date both Parties may agree in writing.

      "Material Adverse Effect" means any event, circumstance, condition, change, effect, development, state of affairs or any combination of them that is, or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets or liabilities (including contingent liabilities) of the Company or its Controlled Affiliate but excluding, in any such case, any event, circumstance or change resulting from:

            (a) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

            (b) changes in conditions generally affecting the business of the Company;

            (c) changes in any relevant laws, regulations or accounting practices;

            (d) any matters disclosed in the Disclosed Documents by the Seller to the Buyer or any of the Buyer's Affiliates; or

            (e) the transaction contemplated by this Agreement or the change in Control resulting from such transaction.

      "Material Controlled Affiliate" means a Controlled Affiliate whose assets have a book value in excess of US$25 million as at December 31, 2005.

      "MEMR Letter" means the written decision of the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan to consent not to enforce its priority right to acquire the Sale Shares under Article 71 of the Subsoil Law addressed to KMG and CNPCI, dated July 4, 2006;

      "Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, limited liability partnership, unincorporated organization, estate or other entity (including a Competent Authority).

      "PKZ" has the meaning set forth in the Preamble to this Agreement.

      "PRC" means the People's Republic of China.

      "Purchase Price" has the meaning set forth in Section 2.2.

      "Sale Shares" has the meaning set forth in the Preamble to this Agreement.

      "Shareholder's Agreement" means the Shareholder's Agreement by and between KMG, KMGS, CNPCI, the Seller and the Company dated July 5, 2006.

      "Subsoil Law" means Republic of Kazakhstan Law No. 2828 "On Subsoil and Subsoil Use" dated January 27, 1996, as amended.

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      "Taxes" means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Competent Authority.

      "Transaction Documents" has the meaning set forth in Section 4.3.

      "Turgai Petroleum" means Joint Stock Company "Turgai-Petroleum", a joint stock company under the laws of the Republic of Kazakhstan with its principal address at Kyzylorda, Ysenova str. 1A, Republic of Kazakhstan 120008.

                                   ARTICLE II

                      PURCHASE AND SALE OF THE SALE SHARES

            Section 2.1 Purchase and Sale of the Sale Shares

      Subject to all of the terms and conditions of this Agreement and in reliance on the covenants, representations and warranties contained herein, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller's ownership rights and interest in and to the Sale Shares, free and clear of all Liens other than Liens created by the Shareholder's Agreement or imposed by applicable Laws.

            Section 2.2 Purchase Price for the Sale Shares

      The total consideration for the Sale Shares shall be an amount in cash equal to US$ 55 per each Sale Share constituting the Sale Shares, and constituting an aggregate purchase price of US$ 2,735,301,800 (the "Purchase Price").

      The Parties agree that the Buyer shall have no obligation to pay any other amount to the Seller in addition to the Purchase Price with respect to the payment for the Sale Shares and the assignment and assumption set forth in
Section 2.4 below, including without limitation, any interest with respect to the Purchase Price for the period from the Execution Date to the Closing Date.

            Section 2.3 Payment of the Purchase Price

      Subject to the terms and conditions of this Agreement, on the Closing Date, the Buyer shall pay or shall procure the payment of the Purchase Price in USD and/or RMB in immediately available funds to the Seller or to a person designated by the Seller in writing to receive the Purchase Price on its behalf, in accordance with Section 3.1(c). The parties agree to use the mid-point exchange rate between US$ and RMB published by the People's Bank of China on the Closing Date for any currency conversions required for the payment of the Purchase Price.

            Section 2.4 Assignment and Assumption of Rights and Obligations under the PKOP Memo.

      The Seller agrees to assign and the Buyer agrees to assume all of the Seller's rights and obligations under the PKOP Memo.

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      The assignment and assumption shall become effective from the Closing
Date.

      If the PKOP Reorganization is completed prior to the Closing, the Seller and the Buyer agree that at Closing, the Seller will transfer all of its rights, benefits and interests derived from the PKOP Memo (including the 50% equity interest in Valsera Holding B.V. and any consideration or payment received directly or indirectly from KMG or KMG's Affiliate for the transfer of the 50% equity interests in Valsera Holding B.V.) to the Buyer for no additional consideration. If the PKOP Reorganization is not completed prior to the Closing, the Seller and the Buyer agree that the Buyer shall carry out the PKOP Reorganization in accordance with the PKOP Memo in the place of the Seller, and shall be entitled to, and responsible for, all of the benefits and burdens thereunder.

                                   ARTICLE III

                                     CLOSING

            Section 3.1 Closing

      The Seller shall use its reasonable endeavors to obtain the co-operation of KMG to take all necessary action (including executing necessary documentation) to effect the assignment and assumption by the Buyer of rights and obligations of the Seller under the PKOP Memo.

            (a) The Closing shall consist of the transfer of the Sale Shares and payment of the Purchase Price pursuant to Articles II and III of this Agreement (the "Closing").

            (b) Unless this Agreement is previously terminated in accordance with its terms, the Closing will occur in Beijing, the PRC on the Closing Date; provided, that in no event shall the Closing Date occur after the Longstop Date.

            (c) Subject to the provisions of this Agreement, at the Closing:

                  (i) the Seller shall sell and the Buyer shall purchase the Sale Shares;

                  (ii) the Buyer shall pay the Purchase Price, in immediately available funds, to the Seller by wire transfer to such account(s) in accordance with such instructions as the Seller may provide; and

                  (iii) each Party shall transfer and deliver to the other Party the documents set out in Section 3.2 of this Agreement.

            Section 3.2 Closing Deliveries

            (a) On Closing, the Seller covenants and agrees to deliver to the Buyer the following:

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                  (i) certified copies of all necessary approvals which the
      Seller and the Buyer should obtain, with the necessary cooperation and assistance from the Buyer, with respect of the transactions contemplated in this Agreement in accordance with the applicable Laws including without limitation: the MEMR Letter and an approval from Competent Authorities regulating competition and/or anti-monopoly in relation to the transaction contemplated by this Agreement.

                  (ii) a certified copy of the resolution adopted by the Seller, its board of directors and/or other governing body, as appropriate, evidencing the due authorization of the Seller to enter into and perform all of its obligations under this Agreement, including, but not limited to, taking such actions as are required of it on the Closing Date, and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby including the sale and transfer of the Sale Shares to the Buyer;

                  (iii) a certified copy of the Articles and bylaws of the Company;

                  (iv) a notice signed by a duly authorized officer of the Seller stating that all of the conditions as set out in Article IX have either been satisfied or waived by the Seller;

                  (v) certificates of a duly authorized officer of the Seller as required under Section 8.1;

                  (vi) a share certificate representing the Sales Shares duly registered in the name of the Buyer;

                  (vii) a certificate of status or equivalent in respect of the Seller dated as of the Closing Date or the Business Day prior to the Closing Date;

                  (viii) a certified copy of the signed resolution of the directors of the Company approving the transfer of the Sale Shares to the Buyer;

                  (ix) a certified copy of the shareholders register for the Company updated to include the transfer of the Sale Shares to the Buyer as contemplated by this Agreement;

                  (x) to the extent agreed by the Seller's Canadian legal counsel, the original legal opinion issued by the Seller's Canadian legal counsel to the Buyer in a form and substance satisfactory to both Parties; and

                  (xi) a certified copy of the Shareholder's Agreement.

            (b) On Closing, the Buyer covenants and agrees to deliver to the Seller the following:

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                  (i) the purchase price

                  (ii) certified copies of all necessary approvals which the Buyer and the Seller should obtain, with the necessary cooperation and assistance from the Seller, with respect of the transactions contemplated in this Agreement in accordance with the applicable laws and regulations of the PRC;

                  (iii) a certified copy of the resolution adopted by the Buyer, its board of directors and/or other governing body, as appropriate, evidencing the due authorization of the Buyer to enter into and perform all of its obligations under this Agreement, including, but not limited to, taking such actions as are required of it on the Closing, and the execution, delivery and performance of all other agreements, instruments or other documents contemplated hereby;

                  (iv) a notice by a duly authorized -officer of the Buyer stating that all of the conditions as set out in Article VIII have either been satisfied or waived by the Buyer; and

                  (v) a certificate of status or equivalent in respect of the Buyer dated as of the Closing Date or the Business Day prior to the Closing Date.

               Section 3.3 No partial completion

            Both Parties agree that neither Party shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

               Section 3.4 Rights to terminate

            Either Party may terminate this Agreement by a written notice to the other Party at any time before Closing if any Material Adverse Effect occurs. A non-breaching Party may terminate this Agreement by a written notice to the other Party at any time before Closing if any of the following circumstances arises or occurs at any time before Closing, namely:

                  (i) any failure to meet any of the conditions set out under Articles VIII or IX (as the case maybe) of this Agreement by the breaching Party unless otherwise waived in writing by the non-breaching Party;

                  (ii) any material breach by the breaching Party of its obligations under this Agreement, including without limitation any material breach by the breaching Party of its Warranties under this Agreement.

                                   ARTICLE IV

                                   INDEMNITY

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            Section 4.1 Representations and Warranties

            The Seller hereby represents and warrants to the Buyer as of the Execution Date and the Closing Date as to the matters referred to under Article V (the "Seller's Warranties") and the Buyer hereby represents and warrants to the Seller as of the Execution Date and the Closing Date as to the matters referred to under this Article VI (the "Buyer's Warranties")(collectively, the "Warranties").

            Each Warranty shall be separate and independent and (except as expressly otherwise provided) no Warranty shall be limited by reference to any other Warranty. Each Party acknowledges that the other Party is relying upon its Warranties in connection with the sale and purchase of the Sale Shares.

            For the avoidance of doubt, any references in Article V and VI to the Company should also include PKZ prior to the Amalgamation.

            Section 4.2 Indemnity

            Subject to Section 4.3, each Party undertakes to the other (without limiting any other rights of the other Party in any way including rights to damages for breach of any Warranty or on any other basis) that, if there is a breach of any Warranty, it shall pay or procure payment in cash to the other Party on demand a sum equal to the aggregate of (i) the amount which would be necessary to put the other Party into the financial position which would have existed had there been no breach of the Warranty; and (ii) all costs suffered or incurred by the other Party, directly or indirectly, as a result of or in connection with the breach of Warranty. The amount to be paid in accordance with this Section shall be paid in full without deduction or retention (except as required by Law or as otherwise expressly permitted under this Agreement). Each Party hereby waives and relinquishes any right of set-off or counterclaim which it may have in respect of the payment of any such amount.

            Notwithstanding the above, each Party shall not be entitled in any event to damages or other amounts in respect of any claim or claims under any of the Warranties unless and until: (i) the aggregate amount of all such claims exceeds US$10 million; or (ii) the amount of any individual claim exceeds US$1 million.

            Section 4.3 Limitation of Liability

            (a) The Buyer acknowledges that, in entering into this Agreement, and all documents and instructions required to effect the sale and purchase of the Sale Shares (such documents and instructions together with this Agreement being the "Transaction Documents"), it does not rely on, and shall have no remedy in respect of, any statement, representation, or assurance (whether of fact or of Law and whether made incorrectly or negligently) of the Seller or any of its Affiliates, other than as expressly set out in this Agreement (including without limitation the Seller's Warranties set out in Article V of this Agreement) and/or other Transaction Documents.

            (b) The Seller shall not be liable for any punitive, indirect or

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consequential losses (including loss of profit) arising from any breach of any provision of the Transaction Documents, other than as expressly set out in this Agreement (including without limitation the Seller's Warranties set out in Article V of this Agreement) and/or other Transaction Documents.

            (c) The maximum aggregate amount for which the Seller shall be liable for all damages, costs, expenses, or losses (direct or indirect) arising from any breach of the Transaction Documents shall be an amount equal to the Purchase Price.

            (d) The Seller shall not be liable for any damages, costs, expenses or losses (direct or indirect) if and to the extent that a claim would not have arisen or the damages, costs, expenses and/or losses would have been less but for acts or omissions of the Buyer or its Controlled Affiliates.

            (e) The Seller shall not be liable for any damages, costs, expenses or losses (direct or indirect) to the extent that such claim would not have arisen but for a change in, or in any Competent Authorities' interpretation of, any Laws.

            Notwithstanding the above, nothing in this Agreement shall operate to limit or exclude any liability for fraud.

            Section 4.4 Notification

            Each Party undertakes to notify the other Party in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any material respect.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            Section 5.1 Organization and Authority

         The Seller is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, with full corporate power and authority to execute and deliver this Agreement and any documents or instruments required by this Agreement to be delivered by it to the Buyer, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            Section 5.2 Due Authorization; Binding Obligation

         The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller. This Agreement constitutes the valid and binding obligations of the Seller, enforceable against it in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar

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laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

            Section 5.3 Non-Contravention

         To the best knowledge of the Seller, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both:

            (a) except as otherwise disclosed in the Disclosed Documents, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any Authorization or obligation of the Seller, the Company or its Controlled Affiliates to any Person or result in the creation of any Lien upon any property or assets of the Seller, the Company or its Controlled Affiliates under any of the terms, conditions or provisions of (1) the charter documents, certificate of incorporation or by-laws or other constitutive documents of the Seller, the Company or its Controlled Affiliates , or (2) any covenant or agreement to which the Seller, the Company or any of its Controlled Affiliates is a party or by which the Seller's, the Company's or its Controlled Affiliates' property or assets are bound, or (3) any Laws in respect of which the Seller, the Company or its Controlled Affiliates are subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not result in a Material Adverse Effect or would not adversely affect the ability of the Seller, the Company or its Controlled Affiliates , to consummate the transactions contemplated hereby;

            (b) except as otherwise disclosed in the Disclosed Documents, lead to the exercise of any termination or disposition right by any Person with which the Company or any of its Controlled Affiliates has established a joint enterprise or joint venture;

            (c) to the best of the Seller's knowledge and belief after making reasonable enquiries, result in the loss of any applicable Tax preferential treatment, Tax deduction or Tax exemption or result in any increase in applicable Taxes with respect to the Company or its Controlled Affiliates;

            (d) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness owing by the Company or any of its Controlled Affiliates to come due before its stated maturity or cause any available credit to cease to be available which is material to the Company or its Controlled Affiliates taken as a whole; or

            (e) result in the imposition of, give rise to or trigger any Encumbrance upon any asset or property of the Company or its Controlled Affiliates, or restrict, hinder, impair or limit the ability of the Company or its Controlled

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Affiliates to carry on their respective businesses as and where it is now being carried on.

            Section 5.4 Regulatory Approvals and Third Party Consents

            (a) On the Closing Date, no consent, approval, order or authorization of, or declaration or filing with, any Competent Authority is required to be obtained by the Seller, the Company or its Controlled Affiliates in connection with the execution and delivery of this Agreement or the consummation by the Seller of the transactions contemplated hereby except those have been duly obtained by the Seller, the Company or its Controlled Affiliates prior to the Closing.

            (b) To the best knowledge of the Seller, no third party consents are required in connection with the execution and delivery of this Agreement or the consummation by the Seller, the Company or its Controlled Affiliates of the transactions contemplated hereby.

            Section 5.5 Title to the Sale Shares

         The Seller is the registered and beneficial owner of the Sale Shares, such Sale Shares having been validly issued and outstanding as fully paid shares. The Seller has good and marketable title, free and clear of any Liens (other than those created by the Shareholder's Agreement) and there are no shareholders agreements (except the Shareholder's Agreement), pooling agreements, voting trusts or other agreements or understandings with respect to the voting of the Sale Shares. The Sale Shares constitute 67% (sixty seven percent) of the common shares of the Company issued and outstanding as of the Closing Date and there are no other securities of the Company outstanding as of the date hereof.

            Section 5.6 Organization of the Company and its Controlled
Affiliates

            To the best knowledge of the Seller, each of the Company and its Controlled Affiliates has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. The Seller has disclosed in Schedule 3 to this Agreement to the Buyer the names, jurisdictions of incorporation and other particulars of the Company and to the best knowledge of the Seller, such disclosure is true, accurate, complete and not misleading.

            Section 5.7 Delisting of PKZ Shares

            The shares of PKZ have been delisted from each of the Toronto Stock Exchange, New York Stock Exchange, London Stock Exchange, Frankfurt Stock Exchange and the Kazakhstan Stock Exchange. The Company is not a reporting issuer in Canada or the equivalent thereof in the United States, the United Kingdom, Germany or Kazakhstan.

            Section 5.8 Listed Shares

            No shares of the Company, its Material Controlled Affiliates or to the best knowledge of the Seller, any other Controlled Affiliates are listed on any internationally recognized securities exchange.

            Section 5.9 Share Structure

            To the best knowledge of the Seller, the share structure of the Company and the information disclosed in this Agreement regarding the Company and (where applicable) its Controlled Affiliates are complete, authentic and accurate.

            To the best knowledge of the Seller, all of the outstanding shares of capital stock and other ownership interests of each of the Company and its Controlled Affiliates are validly issued, fully paid and all such shares and other ownership interests owned directly or indirectly by the Company or its Controlled Affiliates are owned free and clear of all material Encumbrances and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to repurchase, redeem or otherwise acquire any such shares of capital stock or other ownership interests in any of its Controlled Affiliates, except those disclosed in the Disclosed Documents or publicly disclosed by the Seller. Except as disclosed in the Disclosed Documents, there are no options, warrants, purchase rights, subscription rights, conversion privileges, exchange rights or preemptive rights or other rights, agreements, arrangements or other commitments of a similar nature to which the Company or any of its Controlled Affiliates is bound relating to the issued or unissued share capital of the Company or such Controlled Affiliates or obligating the Company or any of its Controlled Affiliates to issue any shares of, or other equity interest in, the Company or the Controlled Affiliates or securities or obligations of any kind convertible into or exchangeable for any shares of the Company, any Controlled Affiliates or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any of its Controlled Affiliates. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of its Controlled Affiliates having the right to vote (or that are convertible for, exercisable into or exchangeable for securities having the right to vote) on any matter on which the holders of the Company shares may vote

            Section 5.10 Title to Property and Assets

            The Company, its Material Controlled Affiliates and to the best knowledge of the Seller, any other Controlled Affiliates of the Company have clear title to their respective property and assets necessary for the conduct of their respective businesses and operations, and except as otherwise disclosed in the Disclosed Documents, there are no outstanding Encumbrances affecting such property and assets.

            Section 5.11 Maintenance of the Company, and its Material Controlled Affiliates and its Controlled Affiliates

            (a) To the best knowledge of the Seller, except as otherwise disclosed in the Disclosed Documents, the business, properties and assets of the Company and its Material Controlled Affiliates have, at all times following the Completion of the Arrangement and as at the Execution Date and the Closing Date, been maintained, as they have been previously maintained by the management, board of directors and shareholders of the Company and the Material Controlled Affiliates prior to the Completion of the Arrangement. Furthermore, to the best knowledge of the Seller, since the Completion of the Arrangement, the Company and its Material Controlled Affiliates have not (other than as disclosed in the Disclosed Documents):

                  (i) conducted their businesses not in the ordinary and regular course of business consistent with their past practice;

                  (ii) transferred, sold or otherwise disposed of or encumbered any shares of the Company or its Material Controlled Affiliates other than as contemplated in respect of the transaction contemplated under this Agreement;

                  (iii) incurred indebtedness that was not budgeted for by the Company as at October 15, 2005, made significant capital expenditures and/or acquired or disposed of any asset, in each case in excess of US$20 million or outside the ordinary course of business;

                  (iv) executed crude sale or sale of petroleum products, shipment, processing or transportation contracts for a term exceeding three (3) months;

                  (v) declared or paid dividends unless otherwise agreed by the Parties;

                  (vi) concluded third party management agreements or out-of-court settlements in an amount exceeding US$ 10 million;

                  (vii) initiated any Action for claims in excess of US$ 10 million, except where the Company or any of its Controlled Affiliates has taken judicial or arbitral action to protect itself from losses; or

                  (viii) entered into transactions with Affiliates for a value in excess of US$ 10 million.

                  (ix) incurred any debt, liability or loss which would cause a Material Adverse Effect;

                  (x) entered into any loan agreement for an amount exceeding US$ 10 million;

                  (xi) made any capital investment or undertakings exceeding US$ 10 million;

                  (xii) incurred any increase in or modification of the compensation payable or to become payable by the Company or any of its Material Controlled Affiliates to any of their respective directors, officers or employees, or any grant to any such director, officer or employee of any increase in entitlements under, or general institution of, retention, severance or termination programs or pay, in each case, other than annual increases consistent with past practice or as a result of promotions in the ordinary course of business

                  (xiii) incurred any adoption by the Company or any of its Material Controlled Affiliates, of any increase in or modification of any bonus, pension, retention, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of their respective directors, officers or employees, in each case, other than annual increases consistent with past practice, as required under Law or collective agreements, or as a result of promotions in the ordinary course of business;

                  (xiv) incurred any material revaluation by the Company or any of its Material Controlled Affiliates of any of their assets;

                  (xv) utilized any swaps, options or other financial instruments except for the purpose of their respective normal business operations.

            (b) With respect to JV KazGerMunai LLP and Turgai Petroleum, and all other Controlled Affiliates of the Company that are not Material Controlled Affiliates of the Company, the Seller represents and warrants that, to the best knowledge of the Seller, since the Completion of the Arrangement and as at the Execution Date and the Closing Date, and except as otherwise disclosed in the Disclosed Documents, the Seller has not voted in favor of or otherwise given its consent to, or caused or permitted its directors or officers to vote in favor of or otherwise give consent to, JV KazGerMunai LLP, Turgai Petroleum or any other Controlled Affiliates of the Company that is not a Material Controlled Affiliate of the Company, undertaking an action that would, if the representations and warranties in this Section 5.11 had been made by JV KazGerMunai LLP, Turgai Petroleum or any other Controlled Affiliates of the Company that is not a Material Controlled Affiliate of the Company, result in any such representation and warranties being untrue or incorrect.

            Section 5.12 No Litigation

         Unless otherwise disclosed in the Disclosed Documents, there is no claim, litigation, arbitration, investigation or other proceeding (whether or not relating to the operation of its business, environment, taxation, employment, intellectual property or otherwise) pending or threatened against or relating to the Company or its Controlled Affiliates which would, if adversely determined, have a Material Adverse Effect on the Company or to the best knowledge of the Seller, any other Controlled Affiliates of the Company. To the best knowledge of the Seller, neither the Company, its

Controlled Affiliates, nor their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree which has or would, individually or in the aggregate, have a Material Adverse Effect on the Company or its Controlled Affiliates, or prevent or delay consummation of the transactions contemplated by this Agreement.

            Section 5.13 No Contingent Debt

            To the best knowledge of the Seller and unless otherwise disclosed in the Disclosed Documents, neither the Company nor any of its Controlled Affiliates has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations set forth in the audited consolidated balance sheet of the Company as of December 31, 2005, or (ii) liabilities or obligations incurred since December 31, 2005 in the ordinary course of business consistent with past practice, none of which have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and/or its Controlled Affiliates.

            Section 5.14 Environment

            To the best knowledge of the Seller, all operations of the Company and its Controlled Affiliates have been, and are now, in compliance in all material respects with all applicable Laws with respect to environment protection, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Controlled Affiliates is subject to any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or any demand or notice with respect to the breach of any Laws applicable to the Company or its Controlled Affiliates, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of hazardous substances.

            Section 5.15 Insurance

         To the best knowledge of the Seller, the Company has maintained sufficient insurance coverage to cover the potential risks in relation to their production and operation in accordance with good business practices in international oil industry. All policies of insurance in force as of the date hereof naming the Company as an insured shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of transactions contemplated hereby, other than such cancellations as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            Section 5.16 Taxes

         To the best knowledge of the Seller, the Company, its Controlled Affiliates, JV KazGerMunai LLP and Turgai Petroleum timely filed, or caused to be filed, all tax returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all taxes, that are due and payable, collectible and remittable in each case, except for any such tax returns or taxes, the non-filing or non-payment of which have not had and would not be reasonably expected to have a Material Adverse Effect on them, or which are being contested in good faith, and the Company has provided adequate accruals in accordance with applicable accounting rules in its consolidated financial statements for the year ending December 31, 2005 for any taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any tax returns.

            Section 5.17 Pensions

         To the best knowledge of the Seller, the Company and its Material Controlled Affiliates have, according to applicable Laws and related agreements, paid for all pensions and benefits relating to their respective employees, except as otherwise in the Disclosed Documents. There is no Action pending or threatened in respect of any of the pension plans of the Company, or their assets which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            Section 5.18 Intellectual Property Rights

            (a) To the best knowledge of the Seller, all of the intellectual property rights used or required by the Company and its Material Controlled Affiliates for its business are valid, enforceable, in full force and effect. There is no infringement by the Company, or its Controlled Affiliates, of any intellectual property rights owned or used by any third party and no proceedings, claims or complaints have been brought or threatened to the Company or its Controlled Affiliates in relation to the same.

            (b) To the best knowledge of the Seller, the Company and its Material Controlled Affiliates are not aware of any unauthorized use of any of such company's intellectual property rights by any third party or of any activity or proposed activity of any third party which infringes, invalidate or dilutes any right comprised in any such intellectual property rights.

            Section 5.19 Material Contracts

            (a) To the best knowledge of the Seller, all agreements, arrangements and understandings of a material nature or having a value in excess of USD 10 million entered into by the Company and each of its Material Controlled Affiliates constitute legal, valid, effective and binding obligations of such company, enforceable in accordance with its terms, except as otherwise disclosed in the Disclosed Documents; and provided, however, that the enforcement of the rights and remedies created thereby are subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Company and its Material Controlled Affiliates have performed in all material respects all respective obligations required to be performed by them to date under such material contracts and are not in breach or default in any material respect thereunder.

            (b) In relation to any agreements, arrangements and understandings of a material nature involving the Company or its Material Controlled Affiliates, except for those matters otherwise disclosed in the Disclosed Documents, to the best knowledge of the Seller, there is no such agreement, arrangement or understanding:

                  (i) which, if terminated, will cause a Material Adverse Effect on the Company;

                  (ii) the terms of which would be prohibited by the application of Article 81(1) and/or Article 82 of the EC Treaty or any applicable Laws having similar effect, whether or not such material contract has been notified to the relevant competition authority;

                  (iii) which is a contract that contains any non-competition obligations or otherwise; or

                  (iv) which is a partnership agreement or joint venture agreement.

            Section 5.20 Articles of Association

            The Articles of the Company as at the Closing Date are in the form attached to this Agreement as Schedule 4 without modification or amendment.

            Section 5.21 Amalgamation

            The Amalgamation has been completed in accordance with applicable Laws. As of the date immediately following the Completion of the Amalgamation, the Company was the owner of all of the assets and liabilities previously held or attached to each of PKZ and 818, except for the shares of PKZ. Any and all Authorizations or other administrative authority required from any Competent Authority, as well as any and all consents required from third parties regarding the Amalgamation have been obtained by the Seller and or the Company. There are no outstanding liabilities of the Seller, the Company and its Controlled Affiliates in relation to the Amalgamation.

            Section 5.22 Financial Statements

            To the best knowledge of the Seller, the audited consolidated statements of income and retained earnings and cash flows of the Company for the fiscal years ending December 31, 2005, 2004 and 2003 and the audited consolidated balance sheets of the Company as at December 31, 2005, 2004 and 2003, were prepared in accordance with Canadian GAAP consistently applied and fairly present in all material respects the consolidated financial condition of the Company at the respective dates indicated and the results of operations and cash flows of the Company (on a consolidated basis) for the periods covered.

            Section 5.23 Books and Records

            To the best knowledge of the Seller, the financial books, records and accounts of the Company and its Controlled Affiliates, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Controlled Affiliates and (iii) accurately and fairly reflect the basis for the Company's financial statements. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with applicable accounting rules, or any other criteria applicable to such statements and (B) to maintain accountability for assets. The Company's and its Controlled Affiliates' corporate records and minute books have been maintained substantially in compliance with applicable Laws and are complete and accurate in all material respects.

            Section 5.24 Employment

            To the best knowledge of the Seller:

            (a) the Company is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer of the Company;

            (b) except as set forth in the Disclosed Documents, there are no contracts of employment entered into by the Company or its Controlled Affiliates with any of its director and / or employee which would entitle such director / employee to receive enhanced benefits or payments upon the Company entering into this Agreement or any of the other documents contemplated by this Agreement to which the Company is a party or upon the consummation of the transactions contemplated hereby;

            (c) neither the Company nor any of its Controlled Affiliates: (i) is party to any collective bargaining agreement with a term that expires within the 12-month period following the date of this Agreement; or (ii) has any current, pending or threatened strikes (including official or unofficial strikes or other labour relations difficulties), work stoppage, slowdown or lockouts, union representation or organizing activities or unlawful labour practices or actions that, in the case of (i) and (ii), would, individually or in the aggregate, have a Material Adverse Effect on the Company; and

            (d) neither the Company nor any of its Controlled Affiliates is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors other than those claims or such litigation as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            Section 5.25 Licenses

         To the best knowledge of the Seller, the Company and each of its Controlled Affiliates owns, possesses, or has obtained and is in compliance in all material respects with, all licenses, permits, certificates, orders, grants, approvals and other authorizations of or from any Competent Authority necessary to conduct its businesses as now conducted or as proposed to be conducted, other than those the failure to own, possess, obtain or be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No suspension or cancellation of any of the above permits is pending or threatened except where the suspension or cancellation of any of such permits have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

            Section 5.26 No Default

            To the best knowledge of the Seller, none of the Seller, the Company and any of its Controlled Affiliates is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any material contract, agreement or license to which it is a party or by which it is bound which would, if terminated or upon exercise of a right made available to a third party solely by a reason of such a default due to such default, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Seller, the Company or any of its Controlled Affiliates is in violation of its respective constitutional documents or any applicable Laws which could have a Material Adverse Effect on the Company.

            Section 5.27 Due diligence information

            To the best knowledge of the Seller, all information and documentation provided to the Buyer or its Affiliates during the preparation and negotiation of this Agreement including without limitation all information provided to the Buyer, its Affiliates and/or their advisers for due diligence purpose was provided by the Seller, the Company and their Affiliates in good faith and is true, accurate, complete and not misleading in all material aspect.

            Section 5.28 PKOP Memo

            No third party consent is required with respect to the arrangement and assumption under Section 2.4 of this Agreement.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

            Section 6.1 Organization and Authority

         The Buyer is a private company with limited liability duly organized, validly existing and in good standing under the Laws of the Netherlands, with full corporate power and authority to execute and deliver this Agreement and any documents or instruments required by this Agreement to be delivered by it to any other Parties, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            Section 6.2 Due Authorization; Binding Obligation

         The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer. This Agreement constitutes the valid and binding obligations of the Buyer, enforceable against it in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

            Section 6.3 Non-Contravention.

         To the best knowledge of the Buyer, the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any Authorization or obligation of the Buyer to any Person, or result in the creation of any Lien upon the property or assets of the Buyer under any of the terms, conditions or provisions of (1) the charter documents, certificate of incorporation or by-laws or other constitutive documents of the Buyer, or (2) any covenant or agreement to which the Buyer is a party or by which the Buyer's property or the assets are bound, or (3) any Laws in respect of which the Buyer is subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not result in a Material Adverse Effect or would not adversely affect the ability of the Buyer to consummate the transactions contemplated hereby.

            Section 6.4 Regulatory Approvals.

         On the Closing Date, the Buyer is not required to obtain any Authorization (except those have been duly obtained by the Buyer prior to the Closing), in connection with the execution, delivery and performance of this Agreement by the Buyer, or the consummation of the transactions by Buyer contemplated hereby.

                                  ARTICLE VII

                        FURTHER AGREEMENTS AND ASSURANCES

            Section 7.1 Further Assurances for Closing

         The Parties shall, and shall make commercially reasonable efforts to ensure that any necessary third party shall, do, execute, perform and deliver, at each Party's own cost, all such further deeds, documents, assurances, acts and things as may reasonably be required by the Parties to give effect to this Agreement and to ensure that the Buyer receives the right, title and interest to and in the Sale Shares on and from the Closing.

            Section 7.2 Government Filings, Approvals and Notices

         Each of the Parties shall cooperate and assist each of the other Parties and their respective Affiliates, and use its reasonable endeavors to obtain as promptly as practicable all Authorizations of any Competent Authority required in connection with the consummation of the transactions contemplated by this Agreement, including, by (i) providing reasonable assistance in preparation of any required filings and submissions, (ii) promptly making all filings or submissions required of such Party to any applicable Competent Authority, provided that each Party shall use reasonable endeavors to make all such filings and submissions available to the other Party for review and comment prior to such filing or submission, and (iii) seeking to avoid the entry of, or seeking to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing. In addition, each of the Parties shall promptly notify the other Parties and upon request of such Parties shall promptly furnish copies of any notices or other written communications from any Competent Authority in connection with the transactions contemplated by this Agreement.

            Section 7.3 Confidentiality

            (a) Each Party undertakes that it shall not, and shall procure that none of its Affiliates shall, disclose to any Person (other than those whose province it is to know the same on a "need-to-know" basis for the proper implementation of this Agreement) or use or exploit for any purpose whatever any of the terms and conditions of this Agreement, the activities and discussions of the Parties related to the performance of this Agreement or any trade secrets or confidential knowledge or any financial or trading information relating to the business or affairs of any other Party ("Confidential Information") which such Party (or its Affiliates) may receive or obtain as a result of negotiating or entering into or arising from this Agreement, and shall use its reasonable endeavours to prevent its (and their) employees and agents from so acting; provided, however, that notwithstanding the foregoing, with respect to JV KazGerMunai LLP and Turgai Petroleum, it is acknowledged that the Seller and the Company are unable to procure the compliance by such entities with the provisions of this Section 7.3, since the Company and its Affiliates do not have Control of JV KazGerMunai LLP or Turgai Petroleum; and provided, further, that the Seller shall not directly or indirectly take any affirmative action that causes a breach of this Section 7.3 by JV KazGerMunai LLP or Turgai Petroleum.

            (b) Each Party shall (and shall procure that its Affiliates shall):

                  (i) procure that anyone coming into receipt of Confidential Information from such Party as permitted by Section 7.3(a) shall be informed upon receipt that such information is Confidential Information; and

                  (ii) procure that any Person to whom disclosure is made by such Party as permitted by Section 7.3(a) shall comply with the provisions of this Section 7.3 in respect of such Confidential Information as if such person was a Party.

            (c) For avoidance of doubt, no Party shall be entitled to disclose Confidential Information to an Affiliate that is not under its Control, provided, however, that any Party shall be entitled to disclose Confidential Information to an Affiliate that is not under its Control provided that such Party shall ensure that such Affiliate complies with the provisions of Section 7.3(b).

            (d) The restrictions in this Section 7.3 shall continue to apply after the expiration or earlier termination of this Agreement, and shall only terminate five (5) years after the date of termination of the Shareholder's Agreement, but shall cease to apply earlier with respect to information or knowledge:

                  (i) which may properly come into the public domain through no fault of or breach of this Section 7.3 by the Party so restricted;

                  (ii) which a Party (or other Person properly receiving the information as permitted by Section 7.3(a) or Section 7.3(c) is required to disclose by applicable Laws or by any Competent Authority or where required by the rules or regulations of any stock or securities exchange or listing authority applicable to a Party or its Affiliate;

                  (iii) which is independently developed by the relevant Party or acquired from a third party which is not subject to an obligation to keep such Confidential Information confidential, to the extent that it is acquired with the right to use or exploit or disclose the same;

                  (iv) where the disclosure (subject to Section 7.3 (b)) is in confidence to a Party's agents, advisors, officers, directors, managers, or employees of a Party or any of its Affiliates, or information reasonably required to be disclosed to such Persons for a purpose reasonably incidental to this Agreement, provided that the provisions in
      Section 7.3(b) are complied with; or

                  (v) where, in relation to the Buyer, the disclosure (subject to Section 7.3 (b)) is made to the independent directors and/or independent accountants of the Buyer or its Affiliates, and the information is reasonably required to be disclosed to such Persons for the purpose of evaluating the transactions contemplated under this Agreement, provided that the provisions in Section 7.3(b) are complied with.

                                  ARTICLE VIII

        CONDITIONS TO THE BUYER'S OBLIGATIONS TO PROCEED WITH THE CLOSING

         The obligations of the Buyer to proceed with the Closing are subject to the satisfaction, or waiver in writing by the Buyer on or prior to the Closing Date, of the following conditions:

            Section 8.1 Accuracy of the Seller's Warranties

         The Seller's Warranties shall be true and correct in all material respects (and those qualified as to materiality shall be true and correct in all respects) as of the Execution Date and the Closing Date as though made as of such dates (unless specific dates are otherwise indicated in the text of such representations and warranties) and the Seller shall have delivered to the Buyer a certificate to that effect, dated as of such dates, and signed by a duly authorized officer of the Seller.

            Section 8.2 Government Approvals

         Any and all necessary Authorizations or other administrative authority required from any Competent Authority to proceed with the transactions contemplated hereby (including without limitation approvals from Competent Authorities regulating competition and/or anti-monopoly in relation to the transaction contemplated by this Agreement) shall have been obtained by the Seller and/or the Company and are in full force and effect. The Buyer agrees to provide necessary cooperation and assistance to the Seller and/or the Company in accordance with Section 7.2 of this Agreement for the fulfillment of this condition.

            Section 8.3 No Legal Proceedings

         No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no Action shall have been commenced or threatened by any Competent Authority to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from the Buyer or its Affiliates or the Company or its Affiliates if such transactions are consummated.

            Section 8.4 Consents under Shareholder's Agreement

         Each of the parties to the Shareholder's Agreement shall have given and executed all necessary consents and approvals to the sale of the Sale Shares under this Agreement as required under the terms of the Shareholder's Agreement.

            Section 8.5 Execution of Assignment and Assumption Agreement

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

         The Assignment and Assumption Agreement should have been executed by its parties as required under the terms of the Shareholder's Agreement in connection with the sale of the Sale Shares to the Buyer under this Agreement.

                                   ARTICLE IX

       CONDITIONS TO THE SELLER'S OBLIGATIONS TO PROCEED WITH THE CLOSING

         The obligations of the Seller to proceed with the Closing are subject to the satisfaction, or waiver in writing by the Seller on or prior to the Closing Date, of the following conditions:

            Section 9.1 Accuracy of the Buyer's Warranties

         The Buyer's Warranties shall be true and correct in all material respects (and those qualified as to materiality shall be true and correct in all respects) as of the Execution Date and the Closing Date as though made as of such dates (unless specific dates are otherwise indicated in the text of such representations and warranties) and the Buyer shall have delivered to the Seller a certificate to that effect, dated as of such dates, and signed by the duly elected and authorized general director of the Buyer.

            Section 9.2 Government Approvals

         Any and all necessary approvals which the Buyer should obtain with respect of the transactions contemplated in this Agreement in accordance with the applicable laws and regulations of the PRC have been obtained by the Buyer and are in full force and effect. The Seller agrees to provide necessary cooperation and assistance to the Buyer in accordance with Section 7.2 of this Agreement for the fulfillment of this condition.

            Section 9.3 No Legal Proceedings

         No injunction shall be in effect prohibiting or restraining the transactions contemplated by this Agreement and no Action shall have been commenced or threatened by any Competent Authority to restrain or challenge the transactions contemplated by this Agreement or seeking to obtain material damages from the Seller or its Affiliates or the Company or its Affiliates if such transactions are consummated.

            Section 9.4 Execution of Assignment and Assumption Agreement

         The Assignment and Assumption Agreement shall have been executed by its parties as required under the terms of the Shareholder's Agreement in connection with the sale of the Sale Shares to the Buyer under this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

            Section 10.1 Effectiveness of the Agreement.

         This Agreement enters into full force and effect on the Execution Date.

            Section 10.2 Severability

         It is expressly understood and agreed that any condition or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall negotiate in good faith to modify such severed term, section or provision or Article of this Agreement so as to give effect to the original intent of the Parties with a view to completing the transaction contemplated in this Agreement.

            Section 10.3 Entire Agreement

         This Agreement (including the Schedules and Exhibits attached hereto) and the Shareholder's Agreement constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.

            Section 10.4 Assignment

This Agreement may not be assigned, in whole or in part and including without limitation by operation of Law, without the prior written consent of the other Parties, which consent may be withheld for any reason or no reason.

            Section 10.5 Survival.

The representations, warranties and covenants set forth in this Agreement are deemed repeated on the Execution Date and the Closing Date (unless specific dates are otherwise indicated in the text of such provisions and taking into account all of the facts and circumstances existing as of such dates) and, subject to the following paragraph, shall survive for eighteen (18) months following the Closing Date. If, during the eighteen (18) months following the Closing Date, a Party discovers a breach of any representation, warranty and/or covenant set forth in this Agreement, that Party may commence an arbitration under Section 10.12 in respect of such breach at any time up to twenty four (24) months following the Closing Date.

Notwithstanding the above, the Parties hereby agree that:

(i) any Party may at any time following the Closing Date bring an arbitration under Section 10.12 in respect of fraud in relation to the making or giving of any representation, warranty or covenant set forth in this Agreement;

(ii) the representations and warranties set forth in Sections 5.5 or 5.6 shall survive the Closing Date and Buyer may at any time following the Closing Date bring an arbitration under Section 10.12 in respect of a breach or breaches by the Seller of Sections 5.5 and / or 5.6;

(iii) Section 7.3 of this Agreement shall survive the Closing Date in accordance with the terms of Section 7.3(d); and

(iv)  Sections 10.2, 10.3, 10.5, 10.8, 10.10 through 10.15 shall survive indefinitely following the Closing Date.

            Section 10.6 Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement is executed in Chinese and in English, with 1 (one) copy in each language for each Party hereto. In the event of any discrepancies between the English and any other version, the English shall prevail.

            Section 10.7 Headings

         The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 10.8 Waiver; Requirement of Writing

         This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

            Section 10.9 Finder's Fees; Brokers

         The Parties represent and warrant that there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by it or on its behalf. The Seller shall indemnify and hold the Buyer harmless and the Buyer shall indemnify and hold the Seller harmless with respect to its respective representations and warranties set forth in this Section 10.9.

            Section 10.10 Notices

         Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimiled, or when received if sent by mail or by courier, as follows:

         If to Seller:

         819 Luxembourg S.a.r.l

         12, rue Leon Thyes

         L-2636 Luxembourg

         WITH A COPY TO

         No.6-1, Fu Cheng Men North Street, Xicheng District, Beijing 100034, P.R. China

         Attention: Wang Shali
         Telephone: 8610 5855 1114
         Fax: 8610 5855 1000

         If to the Buyer:

         Pervinage Holding BV

         Rokin 55

         1012KK Amsterdam

         WITH A COPTY TO

         World Tower, 16 Andelu, Dong Cheng District, Beijing 100011, P.R.China

         Attention: Wang Zheng
         Telephone: 8610 8488 6148
         Fax: 8610 8488 6710

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

            Section 10.11 Applicable Law

         This Agreement will be construed and interpreted in accordance with and governed by the laws of the People's Republic of China.

            Section 10.12 Arbitration

         (a) Any dispute, controversy or claim arising out of or in connection with this Agreement, including in relation to the interpretation, breach, termination or validity of any term of this Agreement shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation.

         (b) If within thirty (30) Business Days following the date on which such notice is delivered the dispute cannot be resolved, the dispute shall be submitted to

China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration in accordance with its arbitration rules.

         (c) The arbitration tribunal shall consist of three arbitrators. Each Party may nominate one arbitrator in accordance with CIETAC arbitration rules and shall agree on a third arbitrator who shall be the presiding arbitrator. If the parties cannot agree on the third arbitrator, the relevant provisions of CIETAC arbitration rules shall apply.

         (d) The languages of arbitration shall be Chinese. The arbitration place shall be in Beijing.

         (e) The arbitral award is final and binding upon the Parties.

         (f) During the course of consultation or arbitration, this Agreement shall continue to be performed except for the matters which the Parties are disputing and which are undergoing consultation or arbitration.

            Section 10.13 Waiver of Sovereign Immunity

         Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets used in a commercial capacity, and enforceability of judicial or arbitral awards.

            Section 10.14 Public Announcements

            (a) None of the Parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (a) in the case of the Buyer, obtaining the prior written approval of the Seller and
(b) in the case of the Seller, obtaining the prior written approval of the Buyer, and (c) ensuring compliance with the provisions of Clause 12.2 of the Shareholder's Agreement, except in each case as may be required by applicable Laws or the applicable regulations of any securities exchanges. In relation to announcements after the Closing Date, approvals under this Section 10.14 shall not be unreasonably withheld or delayed.

            (b) If a Party is required to make a public announcement in a manner permitted by Section 10.14(a), that Party shall to the extent practicable and permitted by applicable Laws or the applicable regulations of any securities exchanges notify the other Party and provide the other Party with a copy of the announcement as soon as reasonably practical after the announcement is made.

            (c) For the avoidance of doubt, the obligations in this Section
10.14 shall continue to apply after the Closing Date or any termination of this Agreement, without limit in time.

            Section 10.15 No Third-Party Beneficiaries

         Nothing in this Agreement will be construed as giving any Person, other than the Parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, this Share Purchase Agreement has been validly executed and delivered by the duly authorized representatives of the Parties hereto as of the Execution Date.

Signed for and on behalf of

819 LUXEMBOURG S.A R.L

By:
    ----------------------------------------
    Name:
    Title:

Signed for and on behalf of

PERVINAGE HOLDING B.V.

By:
    --------------------------------------
    Name:
    Title:

                                   SCHEDULE 1

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this AGREEMENT) is made on [ ]

BETWEEN:

(1) CNPC INTERNATIONAL LTD., a company existing under the laws of the Cayman Islands whose registered office is at P.O. Box 1348, GT Third Fllor, Harbour Centre, George Town, Grand Cayman, Cayman Islands (the TRANSFERRING PARTY PARENTCO)

(2) 819 LUXEMBOURG S.AR.L., a company existing under the laws of Luxembourg, whose registered office is at 12, rue Leon Thyes, L-2636, Luxembourg (the TRANSFERRING PARTY);

(3) JSC NATIONAL COMPANY KAZMUNAIGAS, a company existing under the laws of the Republic of Kazakhstan, whose registered office is at Kabanbay Batyr avenue 22, Astana, 473000 Republic of Kazakhstan (KMG);

(4) KAZMUNAIGAZ PKI FINANCE B.V., a private company with limited liability existing under the laws of the Netherlands, whose registered office is at Rokin 55, 1012 KK Amsterdam, the Netherlands (KMGS);

(5) PETROKAZAKHSTAN INC., a corporation under the laws of the Province of Alberta, Canada, whose registered office is at Suite 1460, 140 4th Avenue
      S. W., Calgary, Alberta, T2P 3N3 (the COMPANY);

(6) PERVINAGE HOLDING B.V., a company existing under the laws of the Netherlands with company number BV 1388899, whose registered office is at Rokin 55, 1012KK Amsterdam (the ACCEDING PARTY); and

(7) PERVINAGE S.AR.L., a company existing under the laws of Luxembourg, whose registered office is at 12, rue Leon Thyes, L-2636 Luxembourg (the ACCEDING PARTY PARENTCO).

WHEREAS:

(A) The Transferring Party ParentCo, the Transferring Party, KMG, KMGS and the Company are each parties to a Shareholder's Agreement relating to the Company dated July 5, 2006 (the SHAREHOLDER'S AGREEMENT).

(B) The Transferring Party has agreed to directly transfer its interests in the Company to the Acceding Party as a result of which, under the Shareholder's Agreement, the Acceding Party will become a Controlled Shareholder under the Shareholder's Agreement in place of the Transferring Party and the Acceding Party ParentCo will become a Parent Company under the Shareholder's Agreement in place of the Transferring ParentCo Party.

(C) The Acceding Party and the Acceding Party ParentCo wishes to accede to the Shareholder's Agreement as a party thereto and assume the rights and obligations of the Transferring Party and the Acceding Party ParentCo respectively under the Shareholder's Agreement and each of the parties to the Shareholder's Agreement wishes that the Acceding Party and the Acceding Party ParentCo should so accede and assume.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1. Capitalised words or expressions defined in the Shareholder's Agreement shall bear the same meanings in this Agreement unless expressly defined otherwise herein.

1.2. The provisions of Clause 1.2 (Construction) of the Shareholder's Agreement shall apply mutatis mutandis to this Agreement as if they had been set out in full herein.

2.    REPRESENTATIONS AND WARRANTIES

2.1 The Acceding Party ParentCo confirms that each of the representations and warranties as set out in Clause 8.2 of the Shareholder's Agreement is true as of the date hereof.

2.2 The Acceding Party confirms that each of the representations and warranties set out in Clause 8.1 of the Shareholder's Agreement is true as of the date hereof.

3.    ACCESSION AND ASSUMPTION

3.1. By operation of this Agreement, the Acceding Party and the Acceding Party ParentCo shall accede to the Shareholder's Agreement. The Acceding Party and the Acceding Party ParentCo acknowledge respectively that on and from the date hereof it shall be bound by the Shareholder's Agreement and undertake that it shall observe, perform, discharge and be bound by all obligations expressed to be undertaken by it respectively under the Shareholder's Agreement in all respects as if it had been an original party thereto.

3.2. By operation of this Agreement, on and from the date hereof the Transferring Party and the Transferring Party ParentCo hereby assign and the Acceding Party and the Acceding Party ParentCo hereby assume, respectively, all of the rights, interests, liabilities and obligations of the Transferring Party and the Transferring Party PartentCo respectively under the Shareholder's Agreement, whether actual, accrued, contingent or otherwise and whether arising before, on or after the date hereof as if the Acceding Party and the Acceding Party

      ParentCo had at all times been an original party to the Shareholder's Agreement.

3.3. Each of the parties to the Shareholder's Agreement hereby releases and discharges the Transferring Party and the Transferring Party ParentCo from its liabilities and obligations in and under the Shareholder's Agreement as assumed by the Acceding Party and the Acceding Party ParentCo respectively pursuant to Clause 3.2 and hereby accepts the performance by the Acceding Party and the Acceding Party ParentCo respectively of those liabilities and obligations in the place of the Transferring Party and the Transferring Party ParentCo with respect to the Shareholder's Agreement.

4.    EXECUTION IN COUNTERPARTS

      This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof.

5.    GOVERNING LAW

5.1. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America.

5.2. The provisions of Clause 14.2 of the Shareholder's Agreement shall apply mutatis mutandis to this Agreement as if they had been set out in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective proper officers as of the day and year first above written.